                                                             Exhibit 99.1

                                  NEWS RELEASE

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15301 W. 109TH Street, Lenexa, KS  66219  Phone: 913-647-0158 Fax:  913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact: Karl B. Gemperli
                  (913) 647-0158, Phone
                  (913) 647-0132, Fax
                  investorrelations@elecsyscorp.com

          ELECSYS CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS

Lenexa, Kansas (December 10, 2004) - Elecsys Corporation (AMEX: ASY), today announced its financial results for the three-months and six-months ended
October 31, 2004.

Results for the second quarter ended October 31, 2004:
         Sales for the second quarter ended October 31, 2004 were approximately
$3,172,000, an increase of $433,000 or 16%, from sales of $2,739,000 for the same period in fiscal 2004. The increase was primarily the result of increases in new and existing customer orders in the electronic assembly, LCD production and LCD resale product lines. These increases were slightly offset by a decrease in sales during the period in the LCD hybrids product line that was the result of a former customer moving the manufacture of its product to an offshore production facility. Sales to this former customer totaled approximately
$447,000 for the three-month period ended October 31, 2003. We expect sales volumes achieved in the current period will continue at or near their current levels over the near term as a result of increased bookings and total backlog.
Total backlog at October 31, 2004 was approximately $5,763,000, an increase of approximately $1,800,000 from a total backlog of $3,962,000 on October 31, 2003 and an increase of $864,000 from a total backlog of $4,899,000 on July 31, 2004.
Backlog represents purchase orders in place from our customers that are scheduled for shipment in fiscal 2005 and fiscal 2006.
         Gross margin was $945,000 or 30% of sales for the three-month period ended October 31, 2004, as compared to $755,000 or 28% of sales for the three-month period ended October 31, 2003. The increase in gross margin for the current period reflected a favorable product mix and increases in sales volumes in the electronic assembly, LCD production and LCD resale product lines. We expect that gross margins over the next few quarters will decrease slightly from the percentage achieved during this period and should continue near the average margin level of 28% achieved during the first six months of the fiscal year.
         Operating expenses for the three-month period ended October 31, 2004 were $686,000, a decrease of $76,000, or 10%, from the same period in fiscal
2004 when expenses totaled $762,000. We believe that operating expenses will continue near their current levels over the

next few quarters and we will continue our efforts to control and minimize corporate expenditures and manage operating costs.
         Operating income for the three-month period ending October 31, 2004 was
$259,000, as compared to an operating loss of $7,000 for the comparable period in the prior fiscal year.
         As a result, net income was $224,000, or $0.07 per fully diluted share, for the quarter, as compared to a net loss of $69,000, or $0.02 per fully diluted share, for the comparable period of the prior year.

Results for the six-month period ended October 31, 2004:
         Sales for the six-month period ended October 31, 2004 were $6,088,000, an increase of $730,000 or 14% from $5,358,000 for the comparable period in the prior year. The increase was primarily the result of increases in new and existing customer orders in the electronic assembly, LCD production and LCD resale product lines. These increases were partially offset by a decrease in sales in the LCD hybrids product line that was the result of the permanent decision, made during the third fiscal quarter of 2004, by one of our largest former customers to move the manufacture of its product to the offshore production facility used by its parent company. Sales to this customer totaled approximately $1,134,000 for the six-month period ended October 31, 2003 and the final shipments were made to this customer in January 2004. We expect that sales volumes achieved in the recently completed quarter will continue over the near term as a result of increased bookings and total backlog.
         Gross margin for the six-month period ended October 31, 2004 was 28%, or $1,729,000, compared to 27%, or $1,451,000, for the six-month period ended
October 31, 2003. The increase in gross margin was primarily the result of increased sales volumes in the electronic assembly, LCD production and LCD resale product lines and improved product mix. We expect that the gross margins achieved during the six-month period ending October 31, 2004 will approximate the gross margins that will be achieved over the next few quarters due to the expected product mix, the additions to our customer base and the marginal increases in production personnel that will be required to meet increased production demands.
         Operating expenses were $1,297,000. In the six-month period ended
October 31, 2003, these expenses totaled $1,550,000. This represented a decrease of $253,000, or 16% for the comparable periods. The decrease was mainly due to lower professional fees, personnel costs and personnel-related expenses. The reduction in personnel costs and personnel-related expenses was the result of adjustments in the number of SG&A personnel in the third and fourth quarters of fiscal 2004. We expect that our operating expenses will continue at or near their current levels for the near term as a result of our continuing efforts to control our corporate expenditures and manage our operating costs.
         Operating income for the six-month period ended October 31, 2004 was
$432,000 as compared to an operating loss of $99,000 for the same period in the prior fiscal year.
         Net income for the six-month period ended October 31, 2004, amounted to
$367,000, or $0.13 per fully diluted share as compared to a net loss of
$183,000, or $(0.07) per fully diluted share, for the six-month period ended
October 31, 2003.

         Karl B. Gemperli, Chief Executive Officer, commented, "We are pleased with the results of the second quarter. Our focused business strategy is paying off, resulting in increased bookings, revenues and profitability. Our broad capabilities and commitment to customer service are providing new business opportunities which have resulted in an increased order backlog and built a solid platform for continued growth. Strong sales and efficient operations resulted in favorable margins for the quarter while our SG&A expenses remained lean. The resulting improvement in bottom-line performance is a tribute to the hard work and efforts of our dedicated people."

         Gemperli continued, "Based on our existing backlog of orders, focused sales efforts, and continued control of operating expenses, we expect the performance from recent quarters to continue into the future. Although we expect our previously announced acquisition of Network Technologies Group to be accretive to earnings in the next fiscal year, profits during the second half of this year may be negatively impacted by expenses being incurred ahead of revenue."

Elecsys Corporation is a publicly traded holding company with two wholly owned subsidiaries, DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic interface solutions for original equipment manufacturers
("OEMs") in the medical, aerospace, communications, industrial product, and other industries. DCI has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies, such as custom liquid crystal displays, light emitting diode displays, and keypads, with circuit boards and other electronic components. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries requiring remote monitoring solutions. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2004. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

                      Elecsys Corporation and Subsidiaries
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                        Three Months Ended                  Six Months Ended
                                                            October 31,                       October 31,
                                                       2004             2003             2004             2003
                                                       ----             ----             ----             ----
Sales                                                    $3,172           $2,739           $6,088            $5,358
Cost of products sold                                     2,227            1,984            4,359             3,907
                                                   -------------    -------------    -------------    --------------
Gross margin                                                945              755            1,729             1,451

Selling, general and administrative
  expenses                                                  686              762            1,297             1,550
                                                   -------------    -------------    -------------    --------------

Operating income                                            259              (7)              432              (99)

Other income (expense):
  Interest expense                                         (36)             (64)             (76)             (123)
  Other income, net                                           1                2                1                 3
                                                   -------------    -------------    -------------    --------------
Income (loss) before income
  taxes                                                     224             (69)              357             (219)
Income tax benefit                                           --               --               10                36
                                                   -------------    -------------    -------------    --------------

Net income (loss)                                          $224            $(69)             $367            $(183)
                                                   =============    =============    =============    ==============

Net income (loss) per share information:
  Basic                                                   $0.08          $(0.02)            $0.13           $(0.07)
  Diluted                                                 $0.07          $(0.02)            $0.13           $(0.07)

Weighted average common shares outstanding:
   Basic                                                  2,890            2,791            2,842             2,790
   Diluted                                                2,995            2,791            2,927             2,790